Exhibit 77(Q)(1)(e)


INVESTMENT ADVISORY AGREEMENT

November 1, 2015
Gabelli Funds, LLC
One Corporate Center
Rye, New York 10580

Dear Sir:

     Bancroft Fund Ltd. (the "Fund"), a statutory trust organized under the laws of the state of Delaware, confirms its investment advisory agreement with Gabelli Funds, LLC (the
"Adviser"), as follows:

1.	Investment Description: Appointment
     The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified (a) in its Amended and Restated Agreement and Declaration of Trust, dated January 16, 2006 as amended from time to time (the "Declaration of Trust"), (b) in its Registration Statement on Form N-2 filed under the Investment Company Act of 1940, as amended (the "1940 Act") as from time to time in effect (the "Registration Statement"), and
(c) in its Investments Restrictions and Policies (the "Investment Policies") as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Fund's Board of Trustees. The Adviser acknowledges receipt of copies of the Declaration of Trust, the Registration Statement, and the Investment Policies in their form on the date hereof. The Fund desires to employ and hereby appoints the Adviser to act as its investment adviser and to oversee the administration of all aspects of the Fund's business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified below. The Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below. Nothing contained herein shall be construed to restrict the Fund's right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund's shares.
2.	Services
     (a) Investment Advice. Subject to the direction and control of the Fund's Board of Trustees, the Adviser will (i) act in conformity with the Declaration of Trust, the 1940 Act and the Investment Advisers Act of 1940, as the same may from time to time be amended, (ii) manage the Fund's assets in accordance with the Fund's Investment Policies, (iii) make and implement all investment decisions for the Fund, (iv) exercise all voting rights in respect of the Fund's assets and (v) place purchase and sale orders with respect to investments on behalf of the Fund. In rendering those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund Trustees with whatever statistical information they may reasonably request with respect to the assets that the Fund may hold or contemplate purchasing.


      (b) Administration. The specific services to be provided or arranged for by the Adviser for the Fund are (i) maintaining the Fund's books and records, such as journals, ledger accounts and other records in accordance with applicable laws and regulations to the extent not maintained by the Fund's custodian, transfer agent or dividend disbursing agent; (ii) initiating all money transfers to the Fund's custodian and from the Fund's custodian for the payment of the Fund's expenses, investments, dividends and other distributions; (iii) reconciling account information and balances among the Fund's custodian, transfer agent, dividend disbursing agent and the Adviser; (iv) providing the Fund with such office space and facilities, utilities and office equipment as are adequate for the Fund's needs; (v) preparing, but not paying for distribution costs or filing fees with respect to all reports sent by the Fund to its shareholders and all reports and filings required to maintain registration and qualification of the Fund's shares under federal and state law; (vi) preparation of additional registration statements for or with respect to future offerings of securities of the Fund (but not paying the filing fees or other costs associated therewith); (vii) supervising the calculation of net asset value of the Fund's shares; and (viii) preparing notices and agendas for meetings of the Fund's shareholders, Board of Trustees, and Board committees, as well as minutes of all such meetings.
3.	Brokerage
      In executing transactions for the Fund and selecting brokers or dealers, the Adviser will seek best execution. In doing so, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security to be purchased or sold, the price of such security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, the Adviser may consider the brokerage and research services provided to the Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. If the Adviser selects an affiliated person of the Adviser to act as a broker or dealer for the Fund, it will comply with all legal requirements and will report on the use of such broker or dealer to the Fund Board of Trustees at the next regularly scheduled Board meeting.
4.	Information Provided to the Fund
      The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser will also provide information reasonably requested from time to time by the Independent Trustees.
5.	Standard of Care

      The Adviser shall exercise its professional judgment in rendering the services described in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters of which this Agreement relates, provided that nothing in this paragraph shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.





6.	Compensation
      In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser, on the first business day of each month, a fee for the previous month at an annual rate of 0.80% of the first $100,000,000 of the Fund's average weekly net assets and 0.55% of the Fund's average weekly net assets in excess of $100,000,000. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the Fund's average weekly net assets shall be determined at the end of each month on the basis of the Fund's average net assets for each week during the month. The assets for each weekly period shall be determined by averaging the net assets at the end of a week with the net assets at the end of the prior week. The value of the Fund's average weekly net assets shall be deemed to be the average weekly value of the Fund's total assets minus the sum of the Fund's liabilities (such liabilities shall exclude the aggregate liquidation preference of outstanding preferred shares and accumulated dividends, if any, on those shares.
7.	Expenses
      The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: underwriting compensation and reimbursements in connection with sales of its securities, expenses for legal and independent accountants' services, costs of printing proxies, stock certificates and shareholder reports, charges of the custodian, any sub-custodian and transfer and dividend paying agent, expenses in connection with the Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan, Securities and Exchange Commission fees, fees and expenses of Trustees who are not officers or employees of the Adviser or its affiliates, compensation and other expenses of officers and employees of the Fund (including, but not limited to, the Chief Compliance Officer, Vice President and Ombudsman) as approved by the Trustees, accounting and pricing costs, membership fees in trade associations, fidelity bond coverage for the Fund's officers and employees, Trustees and officers' errors and omissions insurance coverage, interest, brokerage costs, taxes, stock exchange listing fees and expenses, all expenses of computing the Fund's net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Fund's investment portfolios, expenses of qualifying the Fund's shares for sale in various states, preparation of filings with the Securities and Exchange Commission (including but not limited to Form N-PX, Form N-CSR and Form N-SAR), the costs of third-party services to monitor and recover class action settlement amounts, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.
      During the two year period commencing on the date this Agreement becomes effective, the Adviser will either waive fees or reimburse the Fund to the extent the total expenses of the Fund (excluding brokerage costs, interest, (including in respect of any preferred shares) taxes, acquired fund fees and expenses, expenses chargeable to capital, and extraordinary expenses) during any 365-day period exceed 1.10% of the weekly average assets attributable to common shares plus the liquidation preference of preferred shares of the Fund during such period.

      The Adviser hereby covenants and agrees to pay directly (or to reimburse the Fund or Dinsmore Capital Management Co. ("Dinsmore") for) all regular compensation costs (but not severance costs) paid or payable by the Fund or by Dinsmore to Gary I. Levine for the time period from the effective date of this Agreement to and including December 31, 2015. The Adviser also hereby covenants and agrees to pay directly (or to reimburse the Fund or Dinsmore for) all costs and expenses paid or payable by the Fund or by Dinsmore to or for the QED accounting and support system from the effective date of this Agreement to and including December 31, 2015 or until such later date as the Adviser chooses to maintain the services thereof. The costs and expenses payable or reimbursable by the Adviser pursuant to this paragraph shall be payable or reimburseable regardless of whether the total expenses of the Fund during the 365-day period during which such amounts were incurred exceed or do not exceed 1.10% of the weekly average assets attributable to common shares as set forth in the preceding paragraph.
8.	Services to Other Companies or Accounts
      The Fund understands that the Adviser now acts and will continue to act as investment adviser to other investment companies and may act in the future as investment adviser to other investment companies or portfolios, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other portfolios of or investment companies advised by the Adviser and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each and that whenever the Fund and one or more other portfolios of or investment companies advised by the Adviser and its
affiliates desire to dispose of the same assets, such dispositions will be allocated in a manner believed equitable to each. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the Adviser's agents will not devote their full time to the discharge of its duties under this Agreement and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
9.	Indemnity

     (a)    The Fund hereby agrees to indemnify the Adviser and
each of the Adviser's Trustees, officers, employees, and agents (including any individual who serves at the Adviser's request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in
accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or
otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such
capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and furthermore, in the case of any criminal
proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such
indemnitee arising by reason of (i) willful misfeasance, (ii)
bad faith, (iii) gross negligence, (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (v) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or
other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Fund. Notwithstanding the foregoing the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Fund cannot lawfully waive.
     (b)	The Fund shall make advance payments in connection
with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the indemnitee's good faith belief
that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the Trustees of the Fund determine that the facts then known to them would not preclude
indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Fund shall be insured
against losses arising by reason of any lawful advances, or (C)
a majority of a quorum of Trustees of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("Disinterested Non-Party Trustees") or an independent legal counsel in a written opinion, shall determine, based on a
review of readily available facts (as opposed to a full trial-
type inquiry), that there is reason to believe that the
indemnitee ultimately will be found entitled to
indemnification.
     (c)	All determinations with respect to indemnification
hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling
conduct or, (2) in the absence of such a decision, by (i) a
majority vote of a quorum of the Disinterested Non-party
Trustees of the Fund, or (ii) if such a quorum is not
obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written
opinion.
     (d)	The rights accruing to any indemnitee under these
provisions shall not exclude any other right to which he may be lawfully entitled.
     (e)	Any indemnity payment to the Adviser pursuant to this
Section 9 shall be subject to the expense limitation set forth in the penultimate paragraph of Section 7 for the two year time period referred to therein.
10.    Use of the Word "Gabelli"
      It is understood and agreed that the word "Gabelli" is the Adviser's property for copyright and other purposes. The Fund further agrees that the word "Gabelli" in its name is derived from the name of Mario J. Gabelli and such name may freely be used by the Adviser for other investment companies, entities or products. The Fund further agrees that, in the event that the Adviser shall cease to act as an investment adviser to the Fund, the Fund shall promptly take all necessary and appropriate action to change its name to one that does not include the word "Gabelli"; provided, however, that the Fund may continue to use such name if the Adviser consents in writing to such use.






11.	Term of Agreement

       This Agreement shall become effective, if it has been approved by the Board of Trustees or the shareholders of the Fund in accordance with the requirements of the 1940 Act, upon the date hereof and will continue in effect for two years and thereafter will continue for successive annual periods, provided such continuance is specifically approved at least annually in accordance with the requirements of the 1940 Act. This Agreement is terminable, without penalty, on 60 days' written notice by the Fund's Board of Trustees, by vote of holders of a majority of the Fund's shares, or by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

12.	Amendment

      The Adviser and the Fund may amend this Agreement without shareholder approval so long as such amendment does not materially change the advisory relationship between the Adviser and the Fund.

13.	Definitions

      For purposes of this Agreement, the terms "value,"
"affiliated person," "assignment," and "interested person" shall have the respective meanings given to them in the 1940 Act, and the term "Independent Trustee" means a trustee of the Fund who is not an interested person of the Adviser.

      [Signature page follows]




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      If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy.

                              Very truly yours,

                              BANCROFT FUND LTD.

                              By: /s/Thomas H. Dinsmore
                                  Name: Thomas H. Dinsmore
                                  Title: Chairman

                              Agreed to and Accepted:

                              GABELLI FUNDS LLC

                              By: /s/Agnes Mullady
                                  Name: Agnes Mullady
                                  Title: Vice President